Exhibit 99.10

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Statements” and to the use of our reports dated April 25, 2014, (a) with respect to the statutory-basis financial statements of The Western and Southern Life Insurance Company, (b) with respect to the statutory-basis financial statements of Integrity Life Insurance Company, and (c) with respect to the financial statements of Separate Account I of Integrity Life Insurance Company, in Post-Effective Amendment No. 23 to the Registration Statement (Form N-4 No. 333-44876) and Amendment No. 108 to the Registration Statement (Form N-4 No. 811-04844) and  related Prospectus and Statement of Additional Information of Separate Account I of Integrity Life Insurance Company for the registration of the “AnnuiChoice II” flexible premium variable annuity.

/s/ Ernst & Young LLP

Cincinnati, Ohio

December 29, 2014